Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our auditor’s report dated May 10, 2019 with respect to the consolidated financial statements of Hydrofarm Holdings Group, Inc. (the “Company”) as at December 31, 2018 and for the year then ended, included in the Registration Statement on Form S-1 of the Company dated November 12, 2020, as filed with the United States Securities Exchange Commission.

We also consent to the reference to us under the caption “Experts” in the Prospectus constituting part of this Registration Statement.

Chartered Professional Accountants

Licensed Public Accountants

November 12, 2020

Toronto, Canada